PROSPECTUS SUPPLEMENT NO. 1	Filed pursuant to Rule 424(b)(3)
(TO PROSPECTUS DATED FEBRUARY 5, 2007)	under the Securities Act of 1933
in connection with Registration
Statement No. 333-140449
Common Stock

     This Prospectus Supplement No. One supplements and amends the prospectus dated February 5, 2007 relating to the resale of up to 11,994,528 shares of our common stock by Kingsbridge Capital Limited.
     This prospectus supplement should be read in conjunction with the prospectus dated February 5, 2007 which is to be delivered with this prospectus supplement. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements to it. All references in the prospectus to “this prospectus” are hereby amended to read “this prospectus (as supplemented and amended).”
     We are filing this prospectus to reflect a draw down by us pursuant to the common stock purchase agreement dated as of February 5, 2007, by and between us and Kingsbridge Capital Limited.
     The table appearing under the caption “Selling Stockholder” on page 23 of the prospectus is hereby supplemented by adding the following to the end of footnote 3 to that table:
“On February 5, 2007, the date this prospectus became effective, no draw downs had been made, and no shares of our common stock had been issued, pursuant to the common stock purchase agreement we entered into with Kingsbridge on February 5, 2007. For the three months ended March 31, 2007, we issued an aggregate of 1.7 million shares for net proceeds of $5.2 million. On August 8, 2007, we delivered notice to Kingsbridge to effect a draw down of up to $9.6 million. The first trading day of the eight-day pricing period for this draw down was August 9, 2007. In connection with this draw down, we issued an aggregate of 2.7 million shares of our common stock to Kingsbridge for net proceeds of $9.6 million. The settlement dates for this drawdown were August 15 and August 21, 2007.”
     Investing in our common stock involves risks. See “Risk Factors” beginning on page 5 of the prospectus, as well as the section entitled “Risk Factors” included in our recent quarterly and annual reports filed with the Securities and Exchange Commission.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates are truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is August 21, 2007.